EXHIBIT 16

Stein Roe Advisor Growth Stock Fund - Class A Shares, assuming a maximum sales charge of 5.75%
Total Return for the periods ended September 30, 1997


                                                    Total
Total Return          Distributions +/- Appr/Depr = Return + Principal =   ERV     (ERV/Princ)-1
--------------        -------------     ---------   ------   ---------   ------    ------------
1 Year                   $60.67          $190.03     $250.70  $1,000     $1,250.70      25.07%
3 Years                  329.74           599.11      928.85   1,000      1,928.85      92.89
5 Years                  457.78           599.46    1,057.24   1,000      2,057.24     105.72
10 Years                 961.03         1,070.75    2,031.78   1,000      3,031.78     203.18
Inception (7/1/58)    26,867.48        26,760.23   53,627.71   1,000     54,627.71   5,362.77


Average Annual                                          n
Total Return            P       T          n      P(1+T)  =  ERV
---------------       ------  -------   -------   --------------
1 Year                $1,000  25.07%        1        $ 1,250.70
3 Years                1,000  24.48         3          1,928.85
5 Years                1,000  15.52         5          2,057.24
10 Years               1,000  11.73        10          3,031.78
Inception (7/1/58)     1,000  10.73        39.25      54,627.71